EXHIBIT 99.1

CDK Global Announces CFO Transition

HOFFMAN ESTATES, Ill., May 25, 2017 (GLOBE NEWSWIRE) -- CDK GLOBAL (Nasdaq:CDK) announced today that Chief Financial Officer, Al Nietzel, is leaving the Company to pursue other interests, effective May 31, 2017.  CDK’s Executive Vice President, General Counsel and Secretary, Lee Brunz, will serve as interim CFO, while retaining his other duties, until a new CFO is appointed.  Mr. Brunz previously served as head of finance and controller for Cobalt Holding Company, a predecessor company of CDK.  CDK has commenced a comprehensive search for a permanent replacement, assisted by Crist|Kolder Associates, a leading executive search firm.

“On behalf of our Board and management team, I’d like to thank Al for his many years of service to CDK and wish him all the best in his future endeavors,” said Brian MacDonald, President and CEO of CDK Global.  “I am pleased that we have such a highly capable and experienced executive as Lee to step in to act as interim CFO while we search for a replacement.  We will be looking for a candidate who can help us deliver further financial and operational improvements, and build on the strong progress we have made in transforming our company.”

About CDK Global

With more than $2 billion in revenues, CDK Global (Nasdaq:CDK) is a leading global provider of integrated information technology and digital marketing solutions to the automotive retail and adjacent industries. Focused on evolving the automotive retail experience, CDK provides solutions to dealers in more than 100 countries around the world, serving approximately 28,000 retail locations and most automotive manufacturers. CDK solutions automate and integrate all parts of the dealership and buying process from targeted digital advertising and marketing campaigns to the sale, financing, insuring, parts supply, repair and maintenance of vehicles. Visit www.cdkglobal.com.

Investor Contact:
Katie Coleman
847.485.4650
katherine.coleman@cdk.com

Media Contact:
David Webster
469.222.3667
david.webster@aberdeenstrategies.com